Exhibit 99.1

Contact:	Wallace R. Cooney		For Immediate Release
	(703) 345-6470		February 26, 2020

GRAHAM HOLDINGS COMPANY REPORTS
2019 AND FOURTH QUARTER EARNINGS
ARLINGTON, VA - Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $327.9 million ($61.21 per share) for the year ended December 31, 2019, compared to $271.2 million ($50.20 per share) for the year ended December 31, 2018. For the fourth quarter of 2019, the Company reported net income attributable to common shares of $145.9 million ($27.25 per share), compared to $56.7 million ($10.61 per share) for the same period of 2018.
The results for 2019 and 2018 were affected by a number of items as described in the following paragraphs. Excluding these items, net income attributable to common shares was $176.2 million ($32.89 per share) for 2019, compared to $255.0 million ($47.23 per share) for 2018. Excluding these items, net income attributable to common shares was $48.8 million ($9.13 per share) for the fourth quarter of 2019, compared to $75.6 million ($14.18 per share) for the fourth quarter of 2018. (Refer to the Non-GAAP Financial Information schedule attached to this release for additional details.)
Items included in the Company’s net income for 2019 are listed below, and fourth quarter activity, if any, is highlighted for each item:

•	a $17.1 million provision recorded at Kaplan International related to a Value Added Tax (VAT) receivable at UK Pathways (after-tax impact of $13.9 million, or $2.59 per share);

•
an $11.8 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the Federal Communications Commissions (FCC) (after-tax impact of $9.1 million, or $1.70 per share); $1.1 million of these gains were recorded in the fourth quarter (after-tax impact of $0.8 million, or $0.15 per share);

•	a $7.8 million fourth quarter intangible asset impairment charge at the television broadcasting division (after-tax impact of $6.0 million, or $1.12 per share);

•	a $91.7 million fourth quarter settlement gain related to a retiree annuity pension purchase (after-tax impact of $66.9 million, or $12.50 per share);

•	$6.6 million in expenses related to a non-operating Separation Incentive Program (SIP) at the education division (after-tax impact of $5.1 million, or $0.95 per share);

•
$98.7 million in net gains on marketable equity securities (after-tax impact of $74.0 million, or $13.82 per share); $49.4 million of these gains were recorded in the fourth quarter (after-tax impact of $37.1 million, or $6.92 per share);

•	non-operating gain of $5.1 million from write-ups of cost method investments (after-tax impact of $3.9 million, or $0.73 per share);

•	$29.0 million gain from the sale of Gimlet Media (after-tax impact of $21.7 million, or $4.06 per share);

•
$1.1 million in non-operating foreign currency losses (after-tax impact of $0.8 million, or $0.15 per share); $2.4 million in losses were recorded in the fourth quarter (after-tax impact of $1.8 million, or $0.33 per share); and

•	$1.7 million in income tax benefits related to stock compensation ($0.32 per share).

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Items included in the Company’s net income for 2018 are listed below, and fourth quarter activity, if any, is highlighted for each item:

•
a $3.9 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC (after-tax impact of $3.0 million, or $0.55 per share); $1.8 million of these gains were recorded in the fourth quarter (after-tax impact of $1.4 million, or $0.26 per share);

•	a $7.9 million intangible asset impairment charge at the healthcare business (after-tax impact of $5.8 million, or $1.08 per share);

•	$6.2 million in interest expense related to the settlement of a mandatorily redeemable noncontrolling interest ($1.14 per share);

•	$11.4 million in debt extinguishment costs (after-tax impact of $8.6 million, or $1.60 per share);

•
a $30.3 million fourth quarter settlement gain related to a bulk lump sum pension offering and curtailment gain related to changes in the Company’s postretirement healthcare benefit plan (after-tax impact of $22.2 million, or $4.11 per share);

•
$15.8 million in net losses on marketable equity securities (after-tax impact of $12.6 million, or $2.33 per share); $44.1 million of these losses were recorded in the fourth quarter (after-tax impact of $33.6 million, or $6.28 per share);

•
non-operating gain, net, of $6.7 million from sales, write-ups and impairments of cost method and equity method investments, and related to sales of land and businesses, including guarantor lease obligations (after-tax impact of $5.7 million, or $1.03 per share); $10.3 million in net losses were recorded in the fourth quarter (after-tax impact of $7.7 million, or $1.43 per share);

•	a $4.3 million gain on the Kaplan University Transaction (after-tax impact of $1.8 million, or $0.33 per share);

•
$3.8 million in non-operating foreign currency losses (after-tax impact of $2.9 million, or $0.54 per share); $1.6 million in losses were recorded in the fourth quarter (after-tax impact of $1.2 million, or $0.23 per share);

•	a nonrecurring discrete $17.8 million deferred state tax benefit related to the release of valuation allowances ($3.31 per share); and

•	$1.8 million in income tax benefits related to stock compensation ($0.33 per share).
Revenue for 2019 was $2,932.1 million, up 9% from $2,696.0 million in 2018 largely due to the acquisition of two automotive dealerships in January 2019 and the acquisition of Clyde’s Restaurant Group (CRG) in July 2019. Revenues increased at the healthcare division, SocialCode and other businesses, partially offset by a decline at the television broadcasting and manufacturing divisions. The Company reported operating income for 2019 of $144.5 million, compared to $246.2 million in 2018. Operating results declined at most of the Company’s divisions in 2019, with a large portion of the decline at television broadcasting due to significant political and Olympics-related revenue in 2018; this was partially offset by improvement at healthcare.
For the fourth quarter of 2019, revenue was $763.5 million, up 11% from $689.1 million in 2018 largely due to the acquisition of two automotive dealerships in January 2019 and the acquisition of CRG in July 2019. Revenues increased at the education and healthcare divisions and other businesses, partially offset by declines at the television broadcasting and manufacturing divisions. The Company reported operating income of $30.3 million in the fourth quarter of 2019, compared to $75.6 million in 2018. Operating results declined at most of the Company’s divisions, with a large portion of the decline at television broadcasting due to significant political revenue in the fourth quarter of 2018; this was partially offset by improvements at healthcare and SocialCode.
Division Results
Education
Education division revenue in 2019 totaled $1,451.8 million, flat from $1,451.0 million in 2018. For the fourth quarter of 2019, education division revenue totaled $354.2 million, up 2% from $346.9 million for the same period of 2018.
Kaplan reported operating income of $48.1 million for 2019, a 51% decrease from $97.1 million in 2018; Kaplan reported operating income for the fourth quarter of 2019 of $3.3 million, a 77% decrease from $14.6 million in the fourth quarter of 2018. In 2019, operating results decreased across all of Kaplan reporting units.

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A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(in thousands)	2019	2018	% Change	2019	2018	% Change
Revenue
Kaplan international	$197,740	$184,429	7	$750,245	$719,982	4
Higher education	67,892	67,005	1	305,672	342,085	(11)
Test preparation	52,384	60,598	(14)	243,917	256,102	(5)
Professional (U.S.)	34,716	35,472	(2)	144,897	134,187	8
Kaplan corporate and other	2,359	272	—	9,480	1,142	—
Intersegment elimination	(877)	(866)	—	(2,461)	(2,483)	—
	$354,214	$346,910	2	$1,451,750	$1,451,015	0
Operating Income (Loss)
Kaplan international	$6,533	$17,349	(62)	$42,129	$70,315	(40)
Higher education	4,147	(3,399)	—	13,960	15,217	(8)
Test preparation	(1,395)	1,883	—	7,399	19,096	(61)
Professional (U.S.)	6,145	7,745	(21)	27,088	28,608	(5)
Kaplan corporate and other	(8,067)	(5,086)	(59)	(26,891)	(26,702)	(1)
Amortization of intangible assets	(4,027)	(3,868)	(4)	(14,915)	(9,362)	(59)
Impairment of long-lived assets	—	—	—	(693)	—	—
Intersegment elimination	(3)	(4)	—	(5)	(36)	—
	$3,333	$14,620	(77)	$48,072	$97,136	(51)

Kaplan International includes English-language programs and postsecondary education and professional training businesses largely outside the United States. In July 2019, Kaplan acquired Heverald, the owner of ESL Education, Europe’s largest language-travel agency and Alpadia, a chain of German and French language schools and junior summer camps. Kaplan International revenue increased 4% in 2019, and on a constant currency basis, revenue increased 8%, primarily due to growth at UK Pathways, UK Professional and Australia, and from the Heverald acquisition, offset by a decline in Singapore. Revenue increased 7% in the fourth quarter of 2019, and on a constant currency basis, revenue increased 8% due to growth at English-language and UK Pathways, offset by a decline in Singapore. Kaplan International operating income declined 40% in 2019, due to the VAT provision recorded at UK Pathways, and declines in Singapore and English Language, offset by increases at UK Professional and Australia. In the fourth quarter of 2019, Kaplan International operating results were adversely affected by $4.6 million in losses at Heverald, due to the timing of program starts. Operating income decreased 62% in the fourth quarter of 2019 due to declines in Singapore, the aformentioned losses in English-language at Heverald, and the adverse impact of VAT expense at UK Pathways.
In 2017, HMRC raised assessments against Kaplan UK Pathways for VAT relating to 2014 to 2017, which were paid by Kaplan. Kaplan challenged these assessments and the Company believes it has met all requirements under UK VAT law and is entitled to recover the amounts from assessments and subsequent payments through December 31, 2019. Due to developments in the case, in the third quarter of 2019, the Company recorded a full provision against a receivable to expense, of which £14.1 million ($17.1 million) relates to years 2014 to 2018. The Company recorded additional annual VAT expense at the UK Pathways business of approximately $6.0 million related to this matter for 2019. If the Company ultimately prevails in this case, the provision will be reversed and a pre-tax credit will be recorded in the Company’s Consolidated Statement of Operations. The result of the case is expected to be finalized by the end of 2020.
Prior to the KU Transaction closing on March 22, 2018, Higher Education included Kaplan’s domestic postsecondary education business, made up of fixed-facility colleges and online postsecondary and career programs. Following the KU Transaction closing, the Higher Education division includes the results as a service provider to higher education institutions. In 2019, Higher Education revenue declined 11% due largely to the sale of KU on March 22, 2018. During 2019, the Company recorded $12.3 million in fees from Purdue Global in its Higher Education operating results based on an assessment of its collectability under the TOSA; $4.2 million in fees are included in the fourth quarter of 2019. In 2018, the Company recorded $16.8 million in fees from Purdue Global in its Higher Education operating results, based on an assessment of its collectability under the TOSA; no fees from Purdue Global were recorded in the fourth quarter of 2018. Following the transition from KU, Purdue Global launched a planned marketing campaign to fully establish its new brand. This significant marketing spend, along with investments in program quality and student experience, all of which the Company supports, impacts the cash generated by Purdue Global and its current ability to fully pay the KHE fee under the TOSA. The Company will continue to assess the collectability of the fee from Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future and whether to make adjustments to fee amounts recognized in earlier periods. Additionally, Higher Education reported losses in the fourth quarter of 2018 related to costs incurred that are not reimbursable under the TOSA.

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Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. In September 2018, KTP acquired the test preparation and study guide assets of Barron’s Educational Series, a New York-based education publishing company. KTP revenue declined 5% in 2019 and 14% for the fourth quarter of 2019. Excluding revenues from the Barron’s acquisition, revenues were down 10% for 2019. These revenue declines were due to declines in KTP’s retail comprehensive test preparation programs. Operating losses for the new economy skills training programs were $4.0 million and $3.6 million for 2019 and 2018, respectively. Operating losses from the new economy skills training programs were $0.8 million for both the fourth quarter of 2019 and 2018. Excluding losses from the new economy skills training programs, KTP operating results were down in 2019, due primarily to revenue declines in KTP’s retail comprehensive test preparation programs.
In the second quarter of 2019, the Company approved a SIP to reduce the number of employees at KTP and Higher Education. In connection with the SIP, the Company recorded $6.6 million in non-operating pension expense in the second quarter of 2019.
Kaplan Professional (U.S.) includes the domestic professional and other continuing education businesses. In 2019, Kaplan Professional (U.S.) revenue was up 8% due primarily to the May 2018 acquisition of Professional Publications, Inc. (PPI), an independent publisher of professional licensing exam review materials that provides engineering, surveying, architecture, and interior design licensure exam review products, and the July 2018 acquisition of College for Financial Planning (CFFP), a provider of financial education and training to individuals through programs of study for professionals pursuing a career in Financial Planning. Kaplan Professional (U.S.) operating results declined 5% in 2019, due mostly to increased spending on sales, marketing and technology, offset by income from PPI and CFFP. Kaplan Professional (U.S.) revenues declined 2% in the fourth quarter of 2019, due mostly to lower demand for real estate and accountancy programs. Operating results were down in the fourth quarter of 2019 by 21% due to lower revenues and increased spending for sales and marketing.

Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities.
Television Broadcasting
Revenue at the television broadcasting division declined 8% to $463.5 million in 2019, from $505.5 million in 2018. The revenue decrease is due to a $60.2 million decrease in political advertising revenue and $8.6 million in 2018 incremental winter Olympics-related advertising revenue at the Company’s NBC stations, partially offset by $18.3 million in higher retransmission revenues. In 2019 and 2018, the television broadcasting division recorded $11.8 million and $3.9 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. In the fourth quarter of 2019, the television broadcasting division recorded a $7.8 million intangible asset impairment charge on FCC licenses at the WSLS (Roanoke-NBC) and WCWJ (Jacksonville-CW) stations acquired in 2017, due to a decline in local market conditions. Operating income for 2019 was down 27% to $152.7 million, from $210.5 million in 2018, due to lower revenues and higher network fees, and the intangible asset impairment charge, partially offset by higher property, plant and equipment gains.
For the fourth quarter of 2019, revenue declined 19% to $123.5 million, from $152.6 million in 2018. The revenue decrease is due to a $35.1 million decrease in political advertising revenue, partially offset by $0.8 million in higher retransmission revenues. In the fourth quarter of 2019 and 2018, the television broadcasting division recorded $1.1 million and $1.8 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the fourth quarter of 2019 decreased 51% to $35.8 million, from $73.4 million in the same period of 2018, due to lower revenues and higher network fees, and the intangible asset impairment charge.
Manufacturing
Manufacturing includes four businesses: Hoover Treated Wood Products, Inc., a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton Corp., a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications. In July 2018, Dekko acquired Furnlite, Inc., a Fallston, NC-based manufacturer of power and data solutions for the hospitality and residential furniture industries.
Manufacturing revenues declined in 2019 and the fourth quarter of 2019 due primarily to a decline at Hoover from lower wood prices, partially offset by increases due to the Furnlite acquisition. Operating income declined in 2019 due largely to increased labor and other operating costs at Hoover and a decline at Forney. Operating income was

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down in the fourth quarter of 2019 due to declines at Forney and Dekko, offset by improved results at Hoover from losses on inventory sales in the fourth quarter of 2018.
Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in three states. Healthcare revenues increased 8% in 2019, largely due to patient growth in both home health and hospice. The improvement in GHG operating results in 2019 is due to increased revenues and the absence of integration costs and other overall cost reduction. In the third quarter of 2018, GHG recorded a $7.9 million intangible asset impairment charge related to the Celtic trademark, which was phased out in the second half of 2018.
In December 2019, GHG acquired a 75% interest in CSI Pharmacy Holding Company, LLC (CSI), a Wake Village, TX-based company, which coordinates the prescriptions and nursing care for patients receiving in-home infusion treatments.
SocialCode
SocialCode is a provider of marketing solutions managing data, creative, media and marketplaces to accelerate client growth. In the third quarter of 2018, SocialCode acquired Marketplace Strategy, a Cleveland-based Amazon sales acceleration agency. SocialCode’s revenue increased 7% in 2019 and remained flat in the fourth quarter of 2019. SocialCode reported an operating loss of $3.3 million and operating income of $2.1 million in 2019 and the fourth quarter of 2019, respectively, compared to an operating loss of $1.1 million and $0.7 million in 2018 and the fourth quarter of 2018, respectively. SocialCode’s operating results included a credit of $0.3 million related to phantom equity plans in 2019 and the fourth quarter of 2019; whereas 2018 results included a credit of $7.1 million and expense of $0.1 million related to phantom equity plans in 2018 and the fourth quarter of 2018, respectively. Excluding the amounts related to phantom equity plans for the relevant periods, SocialCode results improved in 2019, largely due to cost reductions.
Other Businesses
On July 31, 2019, the Company acquired Clyde’s Restaurant Group (CRG). CRG owns and operates thirteen restaurants and entertainment venues in the Washington, DC metropolitan area, including Old Ebbitt Grill and The Hamilton, two of the top twenty highest grossing independent restaurants in the United States. CRG is managed by its existing management team as a wholly-owned subsidiary of the Company.
On January 31, 2019, the Company acquired two automotive dealerships, Lexus of Rockville and Honda of Tysons Corner, from Sonic Automotive. The Company also announced it had entered into an agreement with Christopher J. Ourisman, a member of the Ourisman Automotive Group family of dealerships. Mr. Ourisman and his team of industry professionals operate and manage the dealerships. In the fourth quarter of 2019, the Company and Mr. Ourisman commenced operations at a new Jeep automotive dealership, which began generating sales in January 2020 as Ourisman Jeep of Bethesda. Mr. Ourisman and his team are also operating and managing this new dealership. Graham Holdings Company holds a 90% stake in all three dealerships.
Revenues from other businesses increased due mostly to the automotive dealership and CRG acquisitions. Operating results for the automotive dealerships and CRG were both positive for 2019, although results were adversely impacted by transaction and transition expenses. Automotive results were also adversely impacted by start-up costs for the new Jeep dealership.
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and three investment stage businesses, Megaphone, Pinna and CyberVista. All five of these businesses reported revenue increases in 2019. Losses from each of these five businesses in 2019 adversely affected operating results.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions.
Equity in Earnings (Losses) of Affiliates
At December 31, 2019, the Company held an approximate 12% interest in Intersection Holdings, LLC, a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in a number of home health and hospice joint ventures, and several other affiliates. The Company recorded equity in earnings of affiliates of $11.7 million and $14.5 million for 2019 and 2018, respectively. In the third quarter of 2018, the Company recorded $7.9 million in gains in equity in earnings of affiliates related to two of its investments.

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Net Interest Expense, Debt Extinguishment Costs and Related Balances
In connection with the auto dealership acquisition that closed on January 31, 2019, a subsidiary of the Company borrowed $30 million to finance a portion of the acquisition and entered into an interest rate swap to fix the interest rate on the debt at 4.7% per annum. The subsidiary is required to repay the loan over a 10-year period by making monthly installment payments. In connection with the CSI acquisition that closed in December 2019, a subsidiary of GHG borrowed $11.25 million to finance a portion of the acquisition. The debt bears interest at 4.35% per annum. The GHG subsidiary is required to repay the loan over a five-year period by making monthly installment payments.
On May 30, 2018, the Company issued $400 million of 5.75% unsecured eight-year fixed-rate notes due June 1, 2026. Interest is payable semi-annually on June 1 and December 1. On June 29, 2018, the Company used the net proceeds from the sale of the notes and other cash to repay $400 million of 7.25% notes that were due February 1, 2019. The Company incurred $11.4 million in debt extinguishment costs related to the early termination of the 7.25% notes.
The Company incurred net interest expense of $23.6 million in 2019, compared to $32.5 million in 2018; net interest expense totaled $5.8 million and $5.1 million for the fourth quarter of 2019 and 2018, respectively. The Company incurred $6.2 million in interest expense related to the mandatorily redeemable noncontrolling interest at GHG settled in the second quarter of 2018.
At December 31, 2019, the Company had $512.8 million in borrowings outstanding at an average interest rate of 5.1%, and cash, marketable securities and other investments of $814.0 million. At December 31, 2018, the Company had $477.1 million in borrowings outstanding at an average interest rate of 5.1%, and cash, marketable securities and other investments of $778.7 million.
Non-Operating Pension and Postretirement Benefit Income, Net
The Company recorded net non-operating pension and postretirement benefit income of $162.8 million in 2019, compared to $120.5 million in 2018. The Company recorded $111.1 million for the fourth quarter of 2019, compared to $53.9 million for the fourth quarter of 2018.
In the fourth quarter of 2019, the Company’s pension plan purchased a group annuity contract from an insurance company for a group of retirees. As a result, the Company recorded a $91.7 million settlement gain in the fourth quarter of 2019. In the second quarter of 2019, the Company recorded $6.6 million in non-operating pension expense related to a SIP at the education division.
In the fourth quarter of 2018, the Company recorded a $26.9 million gain related to a bulk lump sum pension program offering. Also in the fourth quarter of 2018, the Company made changes to its postretirement healthcare benefit plan, resulting in a $3.4 million curtailment gain.
Gain (Loss) on Marketable Equity Securities, Net
The Company recognized $98.7 million in net gains and $15.8 million in net losses on marketable equity securities in 2019 and 2018, respectively. The Company recognized $49.4 million in net gains and $44.1 million in net losses on marketable equity securities in the fourth quarter of 2019 and 2018, respectively.
Other Non-Operating Income (Expense)
The Company recorded total other non-operating income, net, of $32.4 million in 2019, compared to $2.1 million in 2018. The 2019 amounts included a $29.0 million gain on the sale of the Company’s interest in Gimlet Media; $5.1 million in fair value increases on cost method investments; and other items; partially offset by $1.1 million in losses on guarantor lease obligations in connection with the 2015 sale of the KHE Campuses businesses; $1.1 million in foreign currency losses; and $0.6 million in net losses related to sales of businesses and contingent consideration. The 2018 non-operating income, net, included $11.7 million in fair value increases on cost method investments; $8.2 million in net gains related to sales of businesses and contingent consideration; a $2.8 million gain on sale of a cost method investment; a $2.5 million gain on sale of land and other items, partially offset by $17.5 million in losses on guarantor lease obligations in connection with the 2015 sale of the KHE Campuses businesses; $3.8 million in foreign currency losses; and $2.7 million in impairments on cost method investments.
For the fourth quarter of 2019, the Company recorded other non-operating expense, net, of $3.7 million, compared to $12.6 million for the fourth quarter of 2018. The 2019 non-operating expense, net, included $2.4 million in foreign currency losses; $1.5 million in net losses related to sales of businesses and contingent consideration; and other items. The 2018 non-operating expense, net, included $13.3 million in losses on guarantor lease obligations in connection with the 2015 sale of the KHE Campuses businesses and $1.6 million in foreign currency losses and other items; partially offset by a $3.2 million fair value increase on cost method investments.

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Provision for Income Taxes
The Company’s effective tax rate for 2019 was 23.1%. In the first quarter of 2019, the Company recorded income tax benefits related to stock compensation of $1.7 million. Excluding this $1.7 million benefit, the overall income tax rate for 2019 was 23.5%.
The Company’s effective tax rate for 2018 was 16.1%. In the third quarter of 2018, the Company recorded a $17.8 million deferred state tax benefit related to the release of valuation allowances. Excluding this $17.8 million benefit and income tax benefits related to stock compensation of $1.8 million recorded in the first quarter of 2018, the overall income tax rate for 2018 was 22.2%.
Earnings Per Share
The calculation of diluted earnings per share for 2019 and the fourth quarter of 2019 was based on 5,326,953 and 5,324,079 weighted average shares, respectively, compared to 5,369,611 and 5,308,710 weighted average shares, respectively, for 2018 and the fourth quarter of 2018. At December 31, 2019, there were 5,312,237 shares outstanding. On November 9, 2017, the Board of Directors authorized the Company to acquire up to 500,000 shares of Class B common stock; the Company has remaining authorization for 270,263 shares as of December 31, 2019.
Forward-Looking Statements
This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31%
(in thousands, except per share amounts)	2019	2018	Change
Operating revenues	$763,478	$689,087	11
Operating expenses	694,853	585,330	19
Depreciation of property, plant and equipment	16,495	14,813	11
Amortization of intangible assets	13,731	13,362	3
Impairment of long-lived assets	8,087	—	—
Operating income	30,312	75,582	(60)
Equity in earnings of affiliates, net	3,835	1,426	—
Interest income	1,398	1,469	(5)
Interest expense	(7,192)	(6,531)	10
Non-operating pension and postretirement benefit income, net	111,061	53,900	—
Gain (loss) on marketable equity securities, net	49,407	(44,149)	—
Other expense, net	(3,704)	(12,559)	(71)
Income before income taxes	185,117	69,138	—
Provision for income taxes	39,100	12,400	—
Net income	146,017	56,738	—
Net income attributable to noncontrolling interests	(136)	(53)	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$145,881	$56,685	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$27.45	$10.69	—
Basic average number of common shares outstanding	5,284	5,270
Diluted net income per common share	$27.25	$10.61	—
Diluted average number of common shares outstanding	5,324	5,309

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Months Ended
	December 31%
(in thousands, except per share amounts)	2019	2018	Change
Operating revenues	$2,932,099	$2,695,966	9
Operating expenses	2,665,905	2,337,560	14
Depreciation of property, plant and equipment	59,253	56,722	4
Amortization of intangible assets	53,243	47,414	12
Impairment of long-lived assets	9,152	8,109	13
Operating income	144,546	246,161	(41)
Equity in earnings of affiliates, net	11,664	14,473	(19)
Interest income	6,151	5,353	15
Interest expense	(29,779)	(37,902)	(21)
Debt extinguishment costs	—	(11,378)	—
Non-operating pension and postretirement benefit income, net	162,798	120,541	35
Gain (loss) on marketable equity securities, net	98,668	(15,843)	—
Other income, net	32,431	2,103	—
Income before income taxes	426,479	323,508	32
Provision for income taxes	98,600	52,100	89
Net income	327,879	271,408	21
Net income attributable to noncontrolling interests	(24)	(202)	(88)
Net Income Attributable to Graham Holdings Company Common Stockholders	$327,855	$271,206	21
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$61.70	$50.55	22
Basic average number of common shares outstanding	5,285	5,333
Diluted net income per common share	$61.21	$50.20	22
Diluted average number of common shares outstanding	5,327	5,370

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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31%			December 31%
(in thousands)	2019	2018	Change	2019	2018	Change
Operating Revenues
Education	$354,214	$346,910	2	$1,451,750	$1,451,015	0
Television broadcasting	123,452	152,647	(19)	463,464	505,549	(8)
Manufacturing	107,347	117,723	(9)	449,053	487,619	(8)
Healthcare	42,711	37,960	13	161,768	149,275	8
SocialCode	16,950	16,878	0	62,754	58,728	7
Other businesses	119,278	17,024	—	344,092	43,880	—
Corporate office	—	—	—	—	—	—
Intersegment elimination	(474)	(55)	—	(782)	(100)	—
	$763,478	$689,087	11	$2,932,099	$2,695,966	9
Operating Expenses
Education	$350,881	$332,290	6	$1,403,678	$1,353,879	4
Television broadcasting	87,631	79,227	11	310,796	295,016	5
Manufacturing	101,691	111,311	(9)	428,586	458,768	(7)
Healthcare	40,938	37,032	11	153,860	157,676	(2)
SocialCode	14,862	17,560	(15)	66,037	59,809	10
Other businesses	125,972	22,864	—	374,221	71,896	—
Corporate office	11,665	13,276	(12)	51,157	52,861	(3)
Intersegment elimination	(474)	(55)	—	(782)	(100)	—
	$733,166	$613,505	20	$2,787,553	$2,449,805	14
Operating Income (Loss)
Education	$3,333	$14,620	(77)	$48,072	$97,136	(51)
Television broadcasting	35,821	73,420	(51)	152,668	210,533	(27)
Manufacturing	5,656	6,412	(12)	20,467	28,851	(29)
Healthcare	1,773	928	91	7,908	(8,401)	—
SocialCode	2,088	(682)	—	(3,283)	(1,081)	—
Other businesses	(6,694)	(5,840)	(15)	(30,129)	(28,016)	(8)
Corporate office	(11,665)	(13,276)	12	(51,157)	(52,861)	3
	$30,312	$75,582	(60)	$144,546	$246,161	(41)
Depreciation
Education	$7,059	$6,969	1	$25,655	$28,099	(9)
Television broadcasting	2,978	3,961	(25)	12,817	13,204	(3)
Manufacturing	2,548	2,400	6	10,036	9,515	5
Healthcare	531	629	(16)	2,314	2,577	(10)
SocialCode	125	177	(29)	1,017	797	28
Other businesses	3,080	428	—	6,539	1,523	—
Corporate office	174	249	(30)	875	1,007	(13)
	$16,495	$14,813	11	$59,253	$56,722	4
Amortization of Intangible Assets and Impairment of Long-Lived Assets
Education	$4,027	$3,868	4	$15,608	$9,362	67
Television broadcasting	9,184	1,408	—	13,408	5,632	—
Manufacturing	6,762	6,530	4	26,342	24,746	6
Healthcare	1,689	1,399	21	6,411	14,855	(57)
SocialCode	156	157	(1)	626	928	(33)
Other businesses	—	—	—	—	—	—
Corporate office	—	—	—	—	—	—
	$21,818	$13,362	63	$62,395	$55,523	12
Pension Expense
Education	$2,596	$2,104	23	$10,385	$8,753	19
Television broadcasting	752	550	37	3,025	2,188	38
Manufacturing	20	18	11	80	72	11
Healthcare	123	143	(14)	492	573	(14)
SocialCode	219	181	21	877	723	21
Other businesses	186	161	16	763	578	32
Corporate office	1,200	1,334	(10)	4,800	5,334	(10)
	$5,096	$4,491	13	$20,422	$18,221	12

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31%			December 31%
(in thousands)	2019	2018	Change	2019	2018	Change
Operating Revenues
Kaplan international	$197,740	$184,429	7	$750,245	$719,982	4
Higher education	67,892	67,005	1	305,672	342,085	(11)
Test preparation	52,384	60,598	(14)	243,917	256,102	(5)
Professional (U.S.)	34,716	35,472	(2)	144,897	134,187	8
Kaplan corporate and other	2,359	272	—	9,480	1,142	—
Intersegment elimination	(877)	(866)	—	(2,461)	(2,483)	—
	$354,214	$346,910	2	$1,451,750	$1,451,015	0
Operating Expenses
Kaplan international	$191,207	$167,080	14	$708,116	$649,667	9
Higher education	63,745	70,404	(9)	291,712	326,868	(11)
Test preparation	53,779	58,715	(8)	236,518	237,006	0
Professional (U.S.)	28,571	27,727	3	117,809	105,579	12
Kaplan corporate and other	10,426	5,358	95	36,371	27,844	31
Amortization of intangible assets	4,027	3,868	4	14,915	9,362	59
Impairment of long-lived assets	—	—	—	693	—	—
Intersegment elimination	(874)	(862)	—	(2,456)	(2,447)	—
	$350,881	$332,290	6	$1,403,678	$1,353,879	4
Operating Income (Loss)
Kaplan international	$6,533	$17,349	(62)	$42,129	$70,315	(40)
Higher education	4,147	(3,399)	—	13,960	15,217	(8)
Test preparation	(1,395)	1,883	—	7,399	19,096	(61)
Professional (U.S.)	6,145	7,745	(21)	27,088	28,608	(5)
Kaplan corporate and other	(8,067)	(5,086)	(59)	(26,891)	(26,702)	(1)
Amortization of intangible assets	(4,027)	(3,868)	(4)	(14,915)	(9,362)	(59)
Impairment of long-lived assets	—	—	—	(693)	—	—
Intersegment elimination	(3)	(4)	—	(5)	(36)	—
	$3,333	$14,620	(77)	$48,072	$97,136	(51)
Depreciation
Kaplan international	$4,196	$4,258	(1)	$15,394	$15,755	(2)
Higher education	817	779	5	2,883	4,826	(40)
Test preparation	926	957	(3)	3,284	3,941	(17)
Professional (U.S.)	1,046	925	13	3,848	3,096	24
Kaplan corporate and other	74	50	48	246	481	(49)
	$7,059	$6,969	1	$25,655	$28,099	(9)
Pension Expense
Kaplan international	$113	$65	74	$454	$298	52
Higher education	1,134	1,050	8	4,535	4,310	5
Test preparation	844	576	47	3,378	2,611	29
Professional (U.S.)	339	291	16	1,356	1,162	17
Kaplan corporate and other	166	122	36	662	372	78
	$2,596	$2,104	23	$10,385	$8,753	19

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding net income excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

•	the ability to identify trends in the Company’s underlying business; and

•	a better understanding of how management plans and measures the Company’s underlying business.
Net income excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended December 31
	2019			2018
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$185,117	$39,100	$146,017	$69,138	$12,400	$56,738
Attributable to noncontrolling interests			(136)			(53)
Attributable to Graham Holdings Company Stockholders			145,881			56,685
Adjustments:
Reduction to operating expenses in connection with the broadcast spectrum repacking	(1,074)	(247)	(827)	(1,814)	(399)	(1,415)
Intangible asset impairment charges	7,800	1,794	6,006	—	—	—
Settlement gain related to retiree annuity pension purchase	(91,676)	(24,752)	(66,924)	—	—	—
Settlement gain related to bulk lump sum pension offering and curtailment gain related to postretirement healthcare benefit plan	—	—	—	(30,298)	(8,120)	(22,178)
Net (gains) losses on marketable equity securities	(49,406)	(12,351)	(37,055)	44,148	10,596	33,552
Non-operating loss, net, from cost method investments and guarantor lease obligations	—	—	—	10,333	2,669	7,664
Foreign currency loss	2,353	588	1,765	1,639	393	1,246
Net Income, adjusted (non-GAAP)			$48,846			$75,554

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$27.25			$10.61
Adjustments:
Reduction to operating expenses in connection with the broadcast spectrum repacking			(0.15)			(0.26)
Intangible asset impairment charges			1.12			—
Settlement gain related to retiree annuity pension purchase			(12.50)			—
Settlement gain related to bulk lump sum pension offering and curtailment gain related to postretirement healthcare benefit plan			—			(4.11)
Net (gains) losses on marketable equity securities			(6.92)			6.28
Non-operating loss, net, from cost method investments and guarantor lease obligations			—			1.43
Foreign currency loss			0.33			0.23
Diluted income per common share, adjusted (non-GAAP)			$9.13			$14.18

The adjusted diluted per share amounts may not compute due to rounding.

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	Twelve Months Ended December 31
	2019			2018
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$426,479	$98,600	$327,879	$323,508	$52,100	$271,408
Attributable to noncontrolling interests			(24)			(202)
Attributable to Graham Holdings Company Stockholders			$327,855			$271,206
Adjustments:
Provision related to a VAT receivable	17,132	3,255	13,877	—	—	—
Reduction to operating expenses in connection with the broadcast spectrum repacking	(11,821)	(2,719)	(9,102)	(3,881)	(854)	(3,027)
Intangible asset impairment charges	7,800	1,794	6,006	7,909	2,099	5,810
Interest expense related to the settlement of a mandatorily redeemable noncontrolling interest	—	—	—	6,169	—	6,169
Debt extinguishment costs	—	—	—	11,378	2,731	8,647
Settlement gain related to retiree annuity pension purchase	(91,676)	(24,752)	(66,924)	—	—	—
Charges related to non-operating SIP at the education division	6,607	1,520	5,087	—	—	—
Settlement gain related to bulk lump sum pension offering and curtailment gain related to postretirement healthcare benefit plan	—	—	—	(30,298)	(8,120)	(22,178)
Net (gains) losses on marketable equity securities	(98,668)	(24,667)	(74,001)	15,843	3,236	12,607
Non-operating gain, net, from cost and equity method investments and related to sales of land and businesses, including guarantor lease obligations	(5,080)	(1,168)	(3,912)	(6,705)	(995)	(5,710)
Gain on sale of Gimlet Media	(28,994)	(7,248)	(21,746)	—	—	—
Gain on Kaplan University Transaction	—	—	—	(4,315)	(2,472)	(1,843)
Foreign currency loss	1,070	268	802	3,844	923	2,921
Nonrecurring deferred state tax benefit related to the release of valuation allowances	—	—	—	—	17,783	(17,783)
Tax benefit related to stock compensation	—	1,700	(1,700)	—	1,810	(1,810)
Net Income, adjusted (non-GAAP)			$176,242			$255,009

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$61.21			$50.20
Adjustments:
Provision related to a VAT receivable			2.59			—
Reduction to operating expenses in connection with the broadcast spectrum repacking			(1.70)			(0.55)
Intangible asset impairment charges			1.12			1.08
Interest expense related to the settlement of a mandatorily redeemable noncontrolling interest			—			1.14
Debt extinguishment costs			—			1.60
Settlement gain related to retiree annuity pension purchase			(12.50)			—
Charges related to non-operating SIP at the education division			0.95			—
Settlement gain related to bulk lump sum pension offering and curtailment gain related to postretirement healthcare benefit plan			—			(4.11)
Net (gains) losses on marketable equity securities			(13.82)			2.33
Non-operating gain, net, from cost and equity method investments and related to sales of land and businesses, including guarantor lease obligations			(0.73)			(1.03)
Gain on sale of Gimlet Media			(4.06)			—
Gain on Kaplan University Transaction			—			(0.33)
Foreign currency loss			0.15			0.54
Nonrecurring deferred state tax benefit related to the release of valuation allowances			—			(3.31)
Tax benefit related to stock compensation			(0.32)			(0.33)
Diluted income per common share, adjusted (non-GAAP)			$32.89			$47.23

The adjusted diluted per share amounts may not compute due to rounding.

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